Exhibit 4.19

	Branch	Account No.	Type of Document (For Internal Use)
	* * *	* * *	CF – 9 Foreign Currency

Customer Name	ODDITY TECH LTD	Identity No.	514936269
Customer Name		Identity No.

To Bank Hapoalim B.M.

Application for the allocation of a foreign currency overdraft facility drawn up on 21.12.2025

1.General

We, the undersigned, hereby request the Bank to allocate to us in the us dollar current account that is held in the Account (hereinafter the “Current Account”) an Overdraft Facility (a revolving credit facility) in us$ (hereinafter: the “Overdraft Facility Currency”) of 5,000,000 (hereinafter: the “Overdraft Facility Amount”), all in accordance with the terms and conditions that are set forth in this Application and the other Overdraft Facility Documents. Our delivery of this Application to the Bank does not obligate the Bank to allocate such Overdraft Facility to us, and the Bank will have discretion whether to fully or partially grant our application for the allocation of the Current Account on such terms and conditions as may be prescribed by it or to reject it. If the Bank grants our Application for the allocation of the Overdraft Facility, the allocation of the Overdraft Facility will be conditional upon our compliance, to the satisfaction of the Bank, with the terms and conditions that have been agreed between us and the Bank, including the provision of the relevant securities. Only the actual allocation of the Overdraft Facility in the Current Account will constitute the agreement of the Bank to the grant of our application to allocate the Overdraft Facility to us, and all of the terms and conditions and provisions that are included in the Overdraft Facility Documents will apply (hereinabove and hereinafter: the “Overdraft Facility”). We will be entitled to utilize the Overdraft Facility for any purpose that is permitted by law and in accordance with that provided in the Overdraft Facility Documents by way of drawing checks, giving instructions that will be honored by the Bank, or by debiting the Current Account in any way.

2.Term of the Overdraft Facility

2.1

Subject to everything provided in this Application below, we request that the Overdraft Facility be in effect from, or, if all of the conditions precedent for its allocation, including the signature of all of the holders of the Account on this Application, have not been satisfied to the satisfaction of the Bank by that date, from the date on which such conditions precedent have been satisfied, in every case at the discretion of the Bank (hereinafter: the “Overdraft Facility Commencement Date”) (select one of the following):

☒	until 15.01.2029 (inclusive) (hereinafter: the “Overdraft Facility Expiry Date”).
☐

until   (inclusive) and, thereafter, the Overdraft Facility will be renewed for additional terms of one (1) month each (hereinafter, respectively: the “Overdraft Facility Renewal Date” and the “Additional Term”), unless we have notified the Bank in writing on any date that we do not wish the Overdraft Facility to be renewed, or the Bank has notified us in writing at least 14 days before the Overdraft Facility Renewal Date that it will not be renewed (the final date of the first term of the Overdraft Facility and the final date of each Additional Term will be referred to hereinafter, as the case may be: the “Overdraft Facility Expiry Date”). Any renewal of the Overdraft Facility will be on the same terms and conditions as will be in effect at the time of such renewal or on other terms and conditions (including different interest terms and conditions) that are notified to us by the Bank in accordance with the terms and conditions of this Application at least 14 days before the relevant Overdraft Facility Renewal Date. Notwithstanding the foregoing, the Bank may renew the Overdraft Facility for additional terms that are shorter or longer than one (1) month (but not for more than a year) at any time, and, in such a case, the terms “Overdraft Facility Renewal Date” and “Additional Term” will have their consequent meanings, as the case may be. The Bank will notify us in writing of the renewal of the Overdraft Facility for an Additional Term that is shorter or longer than one (1) month, as aforesaid.

2.2

If any of the conditions precedent referred to in this Section above are not satisfied in full to the satisfaction of the Bank by, this application will be null and void, and, if we would like an Overdraft Facility to be allocated in the Current Account, we will be required to submit a new application for this purpose.

3.Interest on the debit balances in the Current Account

Subject to any law:

3.1

As from the dates set forth in the table below, any debit balance in the Current Account will bear variable interest at an annual rate composed of the variable base plus a risk supplement (plus additional interest (a risk supplement) in the case of arrears in the repayment of the debit balances in the Current Account), all as set forth in the table below (unless any such interest rate is restricted by law, in which case the interest rate will be the highest rate allowed by law), and the Bank may charge the whole debit balance in the Current Account with interest at the rates set forth in the table below (hereinafter, as the case may be: the “Interest on Debit Balances in the Current Account”):

Amount on which the Interest on Debit Balances in the Current Account will be calculated	Date on which the Debit Balance in the Current Account will begin to bear Interest on Debit Balances in the Current Account	Formula for calculating the annual rate of Interest on Debit Balances in the Current Account		Annual rate of the Nominal Interest on Debit Balances in the Current Account (As of )	Dates of the amendment of the rate of Interest on Debit Balances in the Current Account
		Variable base rate	Risk supplement
Debit balance in the Current Account up to the Overdraft Facility Amount	Date of creation of the debit balance in the Current Account	Benchmark Rate	2.7 percentage points	6.63%	Any day that is a Banking Business Day in Israel in respect of which a Benchmark Rate is determined if there is a change in the Benchmark Rate[1]
Unauthorized Overdrawn Amount	Date of the creation of the Unauthorized Overdrawn Amount	Benchmark Rate

As set forth in Section 3.6 below with respect to default interest on Unauthorized Overdrawn Amounts (including the component being the Additional Interest on Arrears in Repayment of the Debit Balances in the Current Account)

				15.43%	Any day that is a Banking Business Day in Israel in respect of which a Benchmark Rate is determined if there is a change in the Benchmark Rate[1]
Total debit balance in the Current Account	Immediately after the Overdraft Facility Expiry Date or, in the event of cancellation of the Overdraft Facility for any reason, from the date of cancellation	Benchmark Rate

As set forth in Section 3.6 below with respect to default interest on the total debit balance in the Current Account (including the component being the Additional Interest on Arrears in Repayment of the Debit Balances in the Current Account)

				15.43%	Any day that is a Banking Business Day in Israel in respect of which a Benchmark Rate is determined if there is a change in the Benchmark Rate[1]

3.2

The Interest on Debit Balances in the Current Account will be calculated as the product of the daily debit balance, in whole or in part, as the case may be, and the annual rate of any interest that applies to such debit balance (taking into account the amount of the debit balance on that date) divided by .[2] The Interest on Debit Balances in the Current Account will accrue in accordance with the calculations of the Bank and will be charged to the Current Account, at the Bank’s election from time to time, at its discretion and subject to any law: At the end of every period of a month – on the first day of the following month; or at the end of every period of a Quarter, on the first day of the following Quarter; or at the end of such other period as is customary at the Bank from time to time. The first or last period in which Interest on the Debit Balances in the Current Account is charged to the Current Account, as aforesaid, may be shorter than the other periods in which the Interest on the Debit Balances in the Current Account is charged to the Current Account, as aforesaid. The rate of Interest on the Debit Balances in the Current Account will be amended on the dates set forth in this Section above (each such date, as the case may be, hereinafter: a “Benchmark Rate Update Date”). Such change in the rate of the Interest on Debit Balances in the Current Account will apply from one Benchmark Rate Update Date (including that date) until the following Benchmark Rate Update Date (not including that date).

3.3

The Bank may calculate interest in respect of debit balances in the Current Account at a lower rate than the rate of Interest on Debit Balances in the Current Account provided in this Section above in respect of any period and in respect of all or part of the debit balances in the Current Account, in every case at the discretion of the Bank (hereinafter: the “Reduced Interest on Debit Balances in the Current Account”). It is clarified that the calculation of Reduced Interest on Debit Balances in the Current Account in respect of any amount and any period will not obligate the Bank to continue calculating Reduced Interest on Debit Balances in the Current Account on any additional amounts or for any additional period, and the Bank may at any time return to calculating the Interest on Debit Balances in the Current Account in respect of any of the debit balances in the Current Account, as provided in this Section above, at its discretion, for any reason and without being required to notify us of this in advance.

3.4

If the Interest on Debit Balances in the Current Account (that is calculated by the Bank in respect of any period) is a negative rate, no payment will be made by us in respect of any of the Credit Amounts in respect of which a negative interest rate has been calculated, as aforesaid.

3.5

The provisions of the documents for opening the Account and the Overdraft Facility Documents with respect to amendments to the Interest on the Debit Balances in the Current Account and the manner of its calculation will also apply if the Bank takes any proceedings, including legal proceedings, to collect the Credit Amounts.

3.6	The formula for calculating default interest:

[1]	After the date on which this Application is drawn up and including before the Overdraft Facility Start Date.
[2]	Complete with the number days based on which the interest will be calculated depending on the currency of the overdraft facility.

3.6.1

With respect to default interest on any Unauthorized Overdrawn Amount – the Benchmark Rate plus the risk supplement on debit balances in the Current Account up to the Overdraft Facility Amount (as specified in Section 3.1 above) plus the Additional Interest on Unauthorized Overdrawn Amounts. For this purpose, the “Additional Interest on Unauthorized Overdrawn Amounts” means interest at an annual rate that is equal to the difference between the nominal annual rate of interest on Unauthorized Overdrawn Amounts (as specified in Section 3.1 above) and the nominal annual rate of Interest on Debit Balances in the Current Account up to the Overdraft Facility Amount (as provided in Section 3.1 above).

3.6.2

With respect to default interest on the total debit balance in the Current Account immediately after the Overdraft Facility Expiry Date (or, in the case of cancellation of the Overdraft Facility for any reason, from the date of its cancellation) – the Benchmark Rate plus the risk supplement on the debit balance in the Current Account up to the Overdraft Facility Amount as specified in Section 3.1 above plus the Additional Interest on the Total Debit Balance in the Current Account. For this purpose, the “Additional Interest on the Total Debit Balance in the Current Account” means interest at a nominal annual rate that is equal to the difference between the nominal annual rate of Interest on the Total Debit Balance in the Current Account immediately after the Overdraft Facility Expiry Date (or, in the case of cancellation of the Overdraft Facility for any reason, from the date of its cancellation), as specified in Section 3.1 above, and the nominal annual rate, as specified in Section 3.1 above, of Interest on Debit Balances in the Current Account (in the absence of arrears in the repayment of such Debit Balances) that applies to the debit balance in the Current Account up to the Overdraft Facility Amount, as specified in Section 3.1 above.

4.Fees and expenses

4.1

We undertake to pay to the Bank, in connection with the Overdraft Facility, fees and expenses in accordance with the fee list or as agreed, or will be agreed, between us and the Bank (if at all), in each case subject to any law and the directives of the Bank of Israel and as set forth below (unless expressly stated otherwise, the data presented in this Section below are correct as of the date of the drawing up of this Application):

☐Handling of credit and securities – (in respect of credit facilities for small business).

o	Service in respect of which the fee is collected – Handling of the allocation of the Overdraft Facility. o Amount of the fee – NIS .
o	Rate of the fee and its method of calculation – % of the Overdraft Facility Amount (select one of the following):
☐

In accordance with that provided in the fee list of the Bank, whatever it may be on the Overdraft Facility Start Date. It is clarified that, in any event, the amount of the handling fee that is presented above will not be less than the minimum amount provided in the fee list of the Bank, if any, and will not exceed the maximum amount provided in the fee list of the Bank, if any. The amount of the handling fee that is presented above may vary if there is a change in the fee list of the Bank or in the exchange rate mentioned below between the date of the drawing up of this Application and the Overdraft Facility Start Date.

☐As agreed between us and the Bank.

In order to determine the amount of the handling fee, the Overdraft Facility Amount will be calculated in New Israeli Shekels at the Buying Rate Prevailing at the Bank for the Overdraft Facility Currency (but without deducting the conversion fee or any tax, levy or mandatory or other payments and the like), whatever it may be on the Overdraft Facility Start Date. As of the date of the drawing up of this Application, the Buying Rate Prevailing at the Bank for the Overdraft Facility Currency is NIS to .3

o	Date of collection of the fee – On the Overdraft Facility Start Date by way of debiting the New Israeli Shekel Current Account in the Account.
☐	Allocation of credit – small business
o

Service in respect of which the fee is collected – Allocation of the Overdraft Facility for the term starting on the Overdraft Facility Start Date (or the relevant Overdraft Facility Renewal Date for an Overdraft Facility that is renewing) until the relevant Overdraft Facility Expiry Date.

o	Amount of the fee - per annum
o	Rate of the fee – % of the Overdraft Facility Amount on a per annum basis, determined: (select one of the following):
☐

In accordance with that provided in the fee list of the Bank. The amount of the fee that is specified above may vary from time to time if there is a change in the fee list of the Bank after the date of the drawing up on this Application.

☐	As agreed between us and the Bank.
o

Method of calculation of the fee – The annual amount of the fee will be calculated as the product of the annual rate of the fee and the Overdraft Facility Amount and the precise number of days in the year in which the date on which the relevant calculation is made falls (365 or 366, as the case may be) divided by .

o

Date of collection of the fee – On the Overdraft Facility Start Date or the Overdraft Facility Renewal Date, as the case may be and on the start date of each calendar month (hereinafter, as the case may be: the “Charge Date”), in

[3]	Since the exchange rate is set as being 1 to either 100 or 10 or 1 units of the Overdraft Facility Currency, the number appropriate for the relevant foreign currency should be written here.

respect of the period beginning on the relevant Charge Date (including that date) until the next Charge Date (not including that date) or until the Overdraft Facility Expiry Date, whichever is earlier. If the Current Account is charged in advance for a fee in respect of a period during which the Overdraft Facility was not in effect, the Current Account will be credited with the proportionate amount in respect of such period.

☒	Handling of credit and securities – preparation of documents (large business).
o	Service in respect of which the fee is collected – Handling of the allocation of the Overdraft Facility. o Amount of the fee – 11,250 NIS.
o	Rate of the fee and its method of calculation – % of the Overdraft Facility Amount (select one of the following):
☒

In accordance with that provided in the fee list of the Bank, whatever it may be on the Overdraft Facility Start Date. It is clarified that, in any event, the amount of the handling fee that is presented above will not be less than the minimum amount provided in the fee list of the Bank, if any, and will not exceed the maximum amount provided in the fee list of the Bank, if any. The amount of the handling fee that is presented above may vary if there is a change in the fee list of the Bank or in the exchange rate mentioned below between the date of the drawing up of this Application and the Overdraft Facility Start Date.

☐	As agreed between us and the Bank.

In order to determine the amount of the handling fee, the Overdraft Facility Amount will be calculated in New Israeli Shekels at the Buying Rate Prevailing at the Bank for the Overdraft Facility Currency (but without deducting the conversion fee or any tax, levy or mandatory or other payments and such like), whatever it may be on the Overdraft Facility Start Date. As of the date of the drawing up of this Application, the Buying Rate Prevailing at the Bank for the Overdraft Facility Currency is NIS to .4

o	Date of collection of the fee – On the Overdraft Facility Start Date by way of debiting the New Israeli Shekel Current Account in the Account.
☒	Allocation of credit – large business o Rate of the fee – % of the Overdraft Facility Amount on a per annum basis that is determined: (select one of the following):
☐

In accordance with that provided in the fee list of the Bank. The amount of the fee that is specified below may vary from time to time if there is a change in the fee list of the Bank after the date of the drawing up on this Application.

☐	As agreed between us and the Bank.
o	Additional data (select one of the following):
☐

Fee in respect of the allocation of the Overdraft Facility o Service in respect of which the fee is collected – Allocation of the Overdraft Facility for the term starting on the Overdraft Facility Start Date (or the relevant Overdraft Facility Renewal Date for an Overdraft Facility that is renewing) until the relevant Overdraft Facility Expiry Date.

o	Amount of the fee – per annum.
o

Method of calculation of the fee – The annual amount of the fee will be calculated as the product of the annual rate of the fee and the Overdraft Facility Amount and the precise number of days in the year in which the date on which the relevant calculation is made falls (365 or 366, as the case may be) divided by .

o

Date of collection of the fee – On the Overdraft Facility Start Date or the Overdraft Facility Renewal Date, as the case may be and on the start date of each calendar month (hereinafter, as the case may be: the “Charge Date”), in respect of the period beginning on the relevant Charge Date (including that date) until the next Charge Date (not including that date) or until the Overdraft Facility Expiry Date, whichever is earlier. If the Current Account is charged in advance for a fee in respect of a period during which the Overdraft Facility was not in effect, the Current Account will be credited with the proportionate amount in respect of such period.

☒

Fee in respect of the non-utilization of the Overdraft Facility o Service in respect of which the fee is collected – The allocation of the non-utilized (in whole or in part) Overdraft Facility during the period starting on the Overdraft Facility Start Date (or the relevant Overdraft Facility Renewal Date for an Overdraft Facility that is renewing) until the relevant Overdraft Facility Expiry Date.

o

Amount of the fee – As of the date of the drawing up of this Application, the maximum amount of the fee is 0.3 per annum (this amount is on the assumption that the Overdraft Facility has not been utilized as all).

[4]	Since the exchange rate is set as being 1 to either 100 or 10 or 1 units of the Overdraft Facility Currency, the number appropriate for the relevant foreign currency should be written here.

o

Method of calculation of the fee – The amount of the non-utilization fee for each day during which the Overdraft Facility has not been utilized in whole or in part will be calculated as the product of the annual rate of the non-utilization fee, as set forth above, and the amount of the non-utilized balance of the Overdraft Facility, whatever it may be on that day, divided by 360.[5]

o	Date of collection of the fee – (select one of the following):
☐

Monthly charge – The aggregate amount of the fee calculated as provided above in respect of each calendar month in which the Overdraft Facility is in effect (hereinafter: the “Calculation Period”) will be charged on the first business day of the calendar month that falls after the expiry of the relevant Calculation Period in respect of the calendar month that has just passed by way of debiting the Current Account.

☒

Quarterly charge – The aggregate amount of the fee calculated as provided above in respect of each Quarter in which the Overdraft Facility is in effect (hereinafter: the “Calculation Period”) will be charged on the first business day of the Quarter that falls after the expiry of the relevant Calculation Period in respect of the Quarter that has just passed by way of debiting the Current Account.

☐	Additional fees and expenses:
4.2

As of the date of the drawing up of this Application and for the purpose of the management of the Account and in accordance with the data that we have provided to the Bank, we are defined in the books of the Bank (select one of the following):

☒	as a large business
☐	as a small business

and the relevant fee list of the Bank that stems from our definition as such will apply to us with respect to the Overdraft Facility or with respect to this Application and the General Terms and Conditions. If our definition changes at any time in the books of the Bank for the purpose of the management of the Account from a small business to a large business or from a large business to a small business, as the case may be (hereinafter, respectively: the “Updated Classification” and the “Update Date”), then, as from the Update Date, whatever it may be from time to time, and for as long as the Updated Classification applies to us, the Current Account or any other account will be charged in accordance with the provisions of the Overdraft Facility Documents with the fees and expenses in connection with the Overdraft Facility that are provided in accordance with the fee list of the Bank that relates to customers with the Updated Classification.

5.Change of dates

If any agreed repayment date or the Overdraft Facility Expiry Date or the date on which any payment is supposed to be made on account of the Credit Amounts (excluding the date on which the Current Account is supposed to be charged with Interest on the Debit Balances in the Current Account or the date of the collection of the credit allocation fee) falls on a day that is not a Business Day (hereinafter: the “Original Date”), the Original Date will be deferred to the first Business Day that falls thereafter (hereinafter, respectively: the “Deferred Date” and the “Deferral of Dates”) unless the law requires otherwise (hereinafter: the “Change of Dates in Accordance with the Law”). If a Deferral of Dates is made, as provided above, the whole amount whose charge is deferred, as aforesaid, will be charged with Interest on the Debit Balances in the Current Accounts also in respect of the period for which such charge has been deferred, in every case subject to any law. If a Change of Dates in Accordance with the Law is made, interest in respect of the whole amount in respect of which the Change of Dates in Accordance with the Law has been made will be calculated in accordance with the law. Notwithstanding the foregoing, if the Overdraft Facility Expiry Date falls on a day that is not a Business Day and the Deferred Date falls in the calendar month following the Original Date, such Overdraft Facility Expiry Date will be brought forward to the first Business Day before the Original Date.

6.Production of Financial Statements

We undertake to produce Financial Statements to the Bank, at our expense, at the frequency and regularity that the Bank may instruct us from time to time. A condition precedent to the allocation of the Overdraft Facility and its continued allocation is the production of Financial Statements to the Bank, inter alia, as required pursuant to the directives of the Bank of Israel or those of another competent authority or pursuant to any law. In addition, we undertake, at the demand of the Bank from time to time, to make available to the Bank or its representative for inspection during customary working hours, any Financial Statement, accounting book, card(s) or ledger, film, books, reference documents and other documents and any information in connection with our financial and operational state or the state of our business, as may be requested by the Bank from time to time.

7.Failure to pay on time

In the event of the non-payment of any of the amounts that we owe to the Bank pursuant to the Overdraft Facility Documents on time, the Bank may take any of the steps that it is allowed to take pursuant to that stated in the Overdraft Facility Documents and by law, including to demand the exercise of any of the remedies to which it is entitled by virtue of the Contracts Law (Remedies for Breach of Contract), 5731-1970 and any other Israeli or foreign law that may replace or supplement it and that may confer any rights on the Bank in the case of breach of a contract that has been signed between the Bank and any counter-party, as the case may be.

[5]	Complete with the number of days based on which the interest is calculated depending on the Overdraft Facility Currency.

8.Attribution of payments

Notwithstanding that stated in the General Terms and Conditions and subject to any law, any amounts of additional interest (the risk supplement) in respect of arrears in the repayment of debit balances in the Current Account, as stated in this Application above in the section entitled “Interest on the Debit Balances in the Current Account,” will be repaid after any amount in connection with the expenses of the Bank in connection with the collection of the Credit Amounts, including the expenses and fees of any officeholder, as may be determined by the Bank or the court or the Execution Office, as the case may be, and before any other amount is repaid that has not been specified in this Section above and that we have undertaken, or will undertake, to pay to the Bank in respect of, or in connection with the Overdraft Facility pursuant to the Overdraft Facility Documents or pursuant to any other document that has been or will be signed by us or under any law.

9.Interpretation and definitions

9.1	The section headings in this Application are provided for the sake of convenience only and may not be used for the purpose of the interpretation of this Application.
9.2	In this Application, the male gender includes the female gender and vice versa. The plural includes the singular and vice versa.
9.3	Unless expressly stated otherwise, wherever any law is mentioned in this Application, the version of the law in the form it is in from time to time on each relevant date is intended.
9.4	Cessation of publication of the Benchmark Rate

Notwithstanding that stated in any of the Overdraft Facility Documents, if, following the cessation of the publication of the Benchmark Rate, the Bank is required to obtain our consent regarding the update to the Benchmark Rate or the mechanism for calculating the interest or to amend other terms and conditions of the Overdraft Facility Documents, written notice of this will be sent to us by the Bank at least 60 days before the date expected for the update to the Benchmark Rate or the mechanism for calculating the rate of interest or for the amendment of the other terms and conditions of the Overdraft Facility Documents, as aforesaid. Such notice will include, inter alia, an explanation about the changes required to the Overdraft Facility Documents and the reasons for them. The Bank’s proposal for updating the Overdraft Facility Documents will be made on the basis of the existing terms and conditions of the Overdraft Facility Documents in accordance with the provisions of any law and taking into account that the change does not arise from our request (including with respect to the cost of the change). So that we can make a decision, in its aforementioned notice, the Bank will present us with the options that are available to us and their implications. The Bank will allow us to complete the stage of assessing the options that are available to us and will give us sufficient time to make a decision so that we can take steps that will prevent us from suffering harm even if we decide not to agree to the proposal of the Bank. Without derogating from any of the rights of the Bank under the Overdraft Facility Documents, it is clarified that, if we do not accept the proposal of the Bank by the deadline for giving our consent, as provided above, the Bank will be entitled not to renew the Overdraft Facility on the next Overdraft Facility Renewal Date that falls after the deadline for giving our consent, as provided above, without needing to give any additional notice beforehand.

9.5

Unless expressly stated otherwise, the terms that are included in this Application will have the meaning given to them in the General Terms and Conditions and the following terms will have the meaning set forth against them below :

9.5.1	“Euros” – As defined under the Conversion to Euros Law, 5759-1999.
9.5.2	“This Application”– This application for the allocation of an Overdraft Facility, as it may be amended from time to time.
9.5.3

“Financial Statements” – Periodic financial statements that are prepared in the format that is prescribed under any law and in accordance with generally accepted accounting principles that we or any subsidiary of ours or any guarantor for the repayment of any amount of the Credit Amounts are, or will be, obligated to prepare pursuant to any law.

9.5.4

“Account” – The bank account whose number is stated at the top of this Application or is in accordance with any other number that may be determined by the Bank from time to time and that is, or will be, held for us or by us at the branch of the account.

9.5.5

“Determinative Time” – 9:00 p.m. in Israel, or around that time, on the calendar day in respect of which the Interest on Debit Balances in the Current Account is calculated by the Bank. However, if that calendar day is not a Business Day, the Determinative Time will be 9:00 p.m. in Israel, or around that time) on the Business Day preceding that day

9.5.6	“General Terms and Conditions” – The documents for opening the Account and the general terms and conditions for overdraft facilities that were signed in connection with the Account, if any.
9.5.7	“Business Day” –
9.5.7.1

With respect to the Overdraft Facility Expiry Date for an Overdraft Facility that is not in Euros – Any day that is a Business Day in the country in which the relevant foreign currency was issued and that is also a Banking Business Day in Israel.

9.5.7.2

With respect to the Overdraft Facility Expiry Date for an Overdraft Facility that is in Euros – Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system(“TARGET2”) or any system that the Bank determines will replace it operates and that is also a Banking Business Day in Israel.

9.5.7.3	With respect to the determination of the Determinative Time, a Banking Business Day in Israel on which the Benchmark Rate is published.
9.5.7.4	With respect to any other matter – a Banking Business Day in Israel.
9.5.8

“Banking Business Day in Israel” – Any day, excluding Saturday, public holidays, both days of the Jewish New Year, the eve of the Day of Atonement and the Day of Atonement, the first day of the festival of Tabernacles and the last day of the festival of Tabernacles, the festival of Purim, the first and last days of the festival of Passover, Independence Day, the festival of Pentecost and the Ninth of Ab, and also excluding any other day that may be determined by the Supervisor of Banks or that may be determined pursuant to any law to be a day that is not a banking business day in Israel.

9.5.9

“Branch Board” – A screen or board that is displayed in a branch of the Bank and also an information page that is left on the counter in the branch of the Bank at which the relevant transactions are being executed and, for the office of the Bank or a branch of the Bank that does not offer counter services, also a voice message.

9.5.10

“Benchmark Rate Publication Screen” – The information screens of the means of communication selected by the Bank from time to time, which, as of the date of the drawing up of this Application, are the information screens of the Reuters news agency, as set forth in the table below (each of the information screens set forth in the table below will be referred to hereinafter, as the case may be, as the “Current Benchmark Rate Publication Screen”):

Overdraft facility currency	Benchmark rate	Information screen
Euros	€STR (Euro Short Term Rate)	EUROSTR
U.S. dollars	SOFR(Secured Overnight Financing Rate)	USDSOFR
Pounds sterling	SONIA (Sterling Overnight Index Average)	SONIAOSR
Swiss francs	SARON (Swiss Average Rate Overnight)	SARON.S
Japanese yen	TONAR (Tokyo Overnight Average Rate)	JPONMU=RR
Canadian dollars	CORRA (Canadian Overnight Repo Rate Average)	CORRA
Australian dollars	AONIA (Australian Overnight Index Average)	AUCASH= RBAA

The Bank may, from time to time, and at any time, replace the Current Benchmark Rate Publication Screen with any other information screen or information screens of the Reuters news agency or any other news agency or any other means of communication that the Bank deems to be a suitable alternative Benchmark Rate Publication Screen for the Current Benchmark Rate Application Screen (hereinafter: the “Alternative Benchmark Rate Publication Screen”). Wherever the Bank replaces the Current Benchmark Rate Publication Screen with an Alternative Benchmark Rate Publication Screen, as aforesaid, the Alternative Benchmark Rate Publication Screen will be deemed to be the Current Benchmark Rate Publication Screen as from the replacement date determined by the Bank.

9.5.11

“Overdraft Facility Documents” – This Application, the General Terms and Conditions, the security documents and any other document that has been, or will be, signed between us and the Bank in connection with the Overdraft Facility.

9.5.12

“Unauthorized Overdrawn Amount” – A debit balance that exceeds the Overdraft Facility Amount or the Reduced Overdraft Facility Amount (as defined in the General Terms and Conditions), as the case may be.

9.5.13	“Credit Amounts” – Any amount that we owe, or will owe, to the Bank in accordance with the Overdraft Facility Documents.
9.5.14	“Quarter” – Means a period of three calendar months that begins on January 1 or April 1 or July 1 or October 1 of each year.
9.5.15

“Bank of Israel Interest Rate” – The interest rate, whatever it may be from time to time, at which the Bank of Israel lends money to the banking corporations or borrows money from them. Such interest rate is determined by the monetary committee of the Bank of Israel and published by it.

9.5.16

“Benchmark Rate” – The interest rates of the sort set forth in the table below that are published at the Determinative Time on the Benchmark Rate Publication Screen as quotes for the receipt of finance for one day in the currency of the Overdraft Facility in the relevant money market:

Overdraft facility currency	Name of benchmark rate	Money Market
Euros	€STR (Euro Short Term Rate)	European, Euro
U.S. dollars	SOFR(Secured Overnight Financing Rate)	United States, U.S. dollars
Pounds sterling	SONIA (Sterling Overnight Index Average)	England, Pounds sterling
Swiss francs	SARON (Swiss Average Rate Overnight)	Switzerland, Swiss francs
Japanese yen	TONAR (Tokyo Overnight Average Rate)	Japan, Japanese yen
Canadian dollars	CORRA (Canadian Overnight Repo Rate Average)	Canada, Canadian dollars
Australian dollars	AONIA (Australian Overnight Index Average)	Australia, Australian dollars

It is clarified that, for the purpose of calculating the interest on the daily Debit Balance in the relevant Current Account, the Bank will round off the relevant daily benchmark rate published as provided above using simple arithmetic rounding upward or downward to the nearest whole number to the fourth digit after the decimal point. For example – daily interest that is published as an annual rate of 1.23455% will be rounded upwards by the Bank to an annual rate of 1.2346%, and daily interest that is published as an annual rate of 1.23454% will be rounded downward to an annual rate of 1.2345%.

9.5.17

“Buying Rate Prevailing at the Bank” – The exchange rate for “transfers/checks – buying” that is published from time to time by the Bank on the Branch Board and on the website of the Bank and that relates, as the case may be, to the sale of foreign currency by us to the Bank on any relevant date less the conversion fee, any tax, levy or mandatory or other payments and the like.

9.5.18	“Sub-Account” – A current account or deposit account or savings account or loan account or other account that is, or will be, held at the Bank under that account.
9.6

This Application and the General Terms and Conditions will complement each other and will be interpreted as supplementing each other. Unless expressly provided otherwise, if there is a conflict or an inconsistency between the terms and provisions of this Application and the terms and provisions of the General Terms and Conditions in respect of any of the matters discussed in this Application, the terms of this Application as agreed between us and the Bank will control.

10.Additional terms: This document replaces and cancels the request for the allocation of a checking account credit line dated 15/01/2025.

Signatures:6

We, the undersigned, confirm that the Bank provided us with a copy of this Application and gave us a reasonable opportunity to review it before our Signature on this Application.

Name of Signatory	Identification No.	Date	Signature
ODDITY TECH LTD	514936269	31-12-25| 13:34 ISST
			ø /s/ Noa Frig Ben-David

[6]

Note to the customer: Before signing, you are invited to speak with a clerk at the branch regarding the various terms and conditions of the overdraft facility with respect to that which is set forth in this Application.